INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made this 20th day of November, 1995 between The Dreyfus Corporation, a New York corporation (hereinafter referred to as the "Adviser") and The Dreyfus/Laurel Tax-Free Municipal Funds, a Massachusetts business trust (hereinafter referred to as the "Trust"), on behalf of those of its series listed on Exhibit A hereto and such other of its portfolios of which the Trust may notify the Adviser and which the Adviser may notify the Trust it is willing to advise as provided in paragraph 2(b) hereof (in each case hereinafter referred to individually as a "Fund", and collectively as the "Funds").

WHEREAS, the Trust is engaged in business as an open-end management company and is so registered under the Investment Company Act of 1940 (the "1940 Act"); and

WHEREAS, the Trust is authorized to issue shares of beneficial interest ("Shares") in separate funds with each such fund representing the interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust currently offers shares of beneficial interest in each Fund; and

WHEREAS, the Trust desires for the Adviser to provide or otherwise arrange for the provision of other services for each Fund, including custody, transfer agency, administrative, accounting, legal, audit and similar services, and the Adviser is willing to do so,

NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1. NAME OF TRUST.

The Adviser consents to the use by the Trust of the name "The Dreyfus/Laurel Tax-Free Municipal Funds" so long as this Agreement or an extension, renewal or amendment thereof remains in effect, including any such agreements with any organization which shall have succeeded to the business of the Adviser. The Trust agrees that if and when no such agreement is in effect it will cease to use that name or any name indicating that it is advised by or otherwise associated with the Adviser.

2. APPOINTMENT OF ADVISER.

(a) The Trust hereby appoints the Adviser to act as investment adviser to each Fund for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

(b) In the event that the Trust desires to retain the Adviser to render investment advisory services hereunder with respect to one or more funds of the Trust other than those Funds listed on Exhibit A, the Trust shall notify the Adviser in writing. If the Adviser is willing to render such services it shall notify the Trust in writing whereupon each of such funds shall become a Fund hereunder and the compensation payable by such Funds to the Adviser will be as agreed in writing at the time.

3. DUTIES OF THE ADVISER.

(a) The Adviser shall supervise the investments of each Fund, maintain a continuous investment program for each Fund, determine what securities shall be purchased or sold by each Fund, secure and evaluate such information as it deems proper and take whatever action is necessary or convenient to perform its functions, including the placing of purchase and sale orders. With the approval of the Board of Trustees, the Adviser may, from time to time, engage one or more sub-investment advisers.

(b) The Adviser shall also provide to each Fund, or arrange for and supervise third parties in the provision to each Fund of, custody, transfer agency, administrative, accounting, legal, audit and similar services.

(c) The Adviser, at its own expense, shall place all orders for the purchase and sale of portfolio securities for the account of each Fund with brokers or dealers selected by the Adviser. In executing portfolio transactions and selecting brokers or dealers, the Adviser will use its best efforts to seek on behalf each Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execut capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis). In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to any Fund and/or other accounts over which the Adviser or any affiliate of the Adviser exercises investment discretion. The Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer -- viewed in terms of that particular transaction or in terms of all of accounts over which investment discretion is so exercised.

(d) All of the functions undertaken by the Adviser hereunder shall at all times be subject to any directions of the Board of Trustees of the Trust, its committees or officers of the Trust acting under the authority of the Board of Trustees.

4. COMPENSATION OF THE ADVISER.

(a) Except as may be agreed pursuant to paragraph 2(b) with respect to Funds not listed on Exhibit A, the Trust agrees to pay to the Adviser, and the Adviser agrees to accept as full compensation for the services and facilities provided by the Adviser hereunder with respect to each Fund, a fee computed daily and payable monthly at the annual rate of .45 of 1% of the average daily net assets of the Fund, less the Fund's allocable portion of the accrued fees and expenses (including counsel fees) of the non-interested trustees of the Trust.

In case of termination of this Agreement with respect to a Fund during any month, the fee with respect to such Fund for that month shall be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee shall be computed upon the average net assets of the Fund for the business days during which it is so in effect.

The fees payable under this Agreement shall be calculated by applying 1/365ths of the annual rate to the net assets of the applicable Fund each day, such net assets to be determined as of the close of business on that day or that last previous business day, and shall be accrued daily.

(b) The Adviser will pay all of the Trust's expenses (exclusive of those paid directly by shareholders as provided in paragraph 4(c)), including the fees and other charges of third-party service providers engaged pursuant to paragraph 3(a) or (b) above, except interest, taxes, brokerage commissions, Rule 12b-1 distribution fees and expenses, fees and expenses of the non-interested trustees (including counsel fees), and extraordinary expenses. The Adviser will provide the Trust with all physical facilities and personnel required to carry on the business of the Trust, including but not limited to office space, office furniture, fixtures and equipment, office supplies, computer hardware and software, and salaried and hourly paid personnel. The Adviser may at its own expense employ others to provide all or any part of such facilities and personnel.

(c) The Trust may, from time to time, provide for the payment of charges to be made by shareholders of a Fund to the Fund's transfer agent for services used by such shareholders (including, without limitation, exchanges out of the Fund, wire redemptions, account closeouts, Dreyfus Teletransfer redemptions and redemption checks). Such payments by shareholders to the Fund's transfer agent shall not be obligations of the Adviser under paragraph 4(b) above, and the Adviser shall not be required to reduce the compensation otherwise payable to it under paragraph 4(a), nor shall the Trust be entitled to a credit toward the amount payable by it under such paragraph 4(a), by virtue of any such shareholder payments, whether or not such shareholder payments may directly or indirectly affect amounts payable to the Fund's transfer agent by the Adviser.

5. LIMITATION OF LIABILITY OF ADVISER.

The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or any Fund in connection with the performance of its obligations under this Agreement; but nothing herein contained shall be construed to protect the Adviser against any liability

to the Trust by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under the Agreement.

All functions undertaken by the Adviser shall at all times conform to, and be in accordance with, any requirements imposed by: (i) the Investment Company Act of 1940, and any rules and regulations promulgated thereunder; (ii) any other applicable provisions of law; (iii) the Third Amended and Restated Master Trust Agreement dated December 9, 1992, as amended from time to time; (iv) the By-Laws of the Trust as amended from time to time; and (v) the registration statement of the Trust, as amended from time to time, filed under the Securities Act of 1933 and the 1940 Act.

6. DURATION AND TERMINATION OF THIS AGREEMENT.

(a) This Agreement shall become effective with respect to the Funds listed on Exhibit A on the date hereof and, with respect to any additional Fund, on the date of receipt by the Trust of notice from the Adviser in accordance with paragraph 2(b) hereof that the Adviser is willing to serve as Adviser with respect to such Fund. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof with respect to each Fund listed on Exhibit A and, with respect to each other Fund added to the Trust pursuant to paragraph 2(b), for two years from the date on which such Fund becomes a Fund hereunder, and shall continue in full force and effect for periods of one year thereafter with respect to each Fund so long as such continuance with respect to any such Fund is approved at least annually, (a) by either the Trustees of the Trust or by vote of a majority of the outstanding voting Shares (as defined in the 1940 Act) of such Fund, and (b) in either event by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

Any approval of this Agreement by the holders of a majority of the outstanding Shares (as defined in the 1940 Act) of any Fund shall be effective to continue this Agreement with respect to such Fund notwithstanding (a) that this Agreement has not been approved by the holders of a majority of the outstanding Shares of any other Fund affected thereby, and (b) that this Agreement has not been approved by the vote of a majority of the outstanding Shares of the Trust, unless such approval shall be required by any other applicable law or otherwise.

(b) This Agreement may be terminated at any time, without payment of any penalty, by vote of the Trustees of the Trust or by vote of a majority of the outstanding Shares (as defined in the 1940 Act), or by the Adviser on sixty (60) days' written notice to the other party.

(c) This Agreement shall automatically and immediately terminate in the event of its assignment.

7. LIMITATION OF LIABILITY.

The term Trustees of The Dreyfus/Laurel Tax-Free Municipal Funds means and refers to the Trustees from time to time serving under the Third Amended and Restated Master Trust Agreement

dated December 9, 1992, as the same may subsequently thereto have been, or subsequently hereto be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the trust property of the Trust, as provided in the Third Amended and Restated Master Trust Agreement of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees and shareholders of the Trust and signed by the President of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Third Amended and Restated Master Trust Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year above written.

THE DREYFUS/LAUREL TAX-FREE
MUNICIPAL FUNDS

By: Eric Fink[signature]
Name:
Title:

THE DREYFUS CORPORATION

By: Lawrence S. Kash[signature]
Name:
Title:

EXHIBIT A

THE DREYFUS/LAUREL TAX-FREE MUNICIPAL FUNDS

FUND	EFFECTIVE DATE	CONTINUATION DATE
Dreyfus BASIC California Municipal Money Market Fund (formerly the Dreyfus/Laurel California Tax-Free Money Fund)	11/20/95	April 4, 1998
Dreyfus BASIC New York Municipal Money Market Fund (formerly the Dreyfus/Laurel New York Tax-Free Money Fund)	12/8/95	April 4, 1998
Dreyfus BASIC Massachusetts Municipal Money Market Fund (formerly the Dreyfus/Laurel Massachusetts Tax-Free Money Fund)	5/8/96	April 4, 1998